Exhibit 10.2

PERSONAL AND CONFIDENTIAL

To: Mr. Massimo Andolina                       Lausanne, October 31, 2025

Dear Massimo,

We are pleased to confirm that effective November 1, 2025, your grade will be changed to 26 and your base salary will be increased to CHF 900’003.-- annually (CHF 69’231.-- monthly). This represents a 5.9% salary increase and a total target compensation increase of 41.2%. Your new comparatio will be 87%.

Incentive Compensation Award Program

As a grade 26 employee, you will continue to be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2022 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating of 100 and a target individual performance level.
As a grade 26 employee, your 2025 target will increase from 100% to 125% of your annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 26 employee, you will continue to be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2022 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual stock award target that assumes a target individual performance level.

As a grade 26 employee, your 2025 target will increase from 175% to 275% of your annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ ANNA NOWAK
Constantin Romanov	Anna Nowak
Vice President Total Rewards	Director Executive Compensation

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01